TECNOGLASS reports SECOND QUARTER 2017 RESULTS

- Total Revenues Reach Second Quarter Record at $81.0 Million -

- Backlog Expands to Record $487 Million; Up 22% Year-over-Year –

Second Quarter 2017 Highlights

●	Total revenues of $81.0 million

●	Net (loss) income of ($3.6) million, or ($0.11) per share

●	Adjusted net (loss) income[1] of $2.6 million, or $0.08 per share

●	Adjusted EBITDA[1] of $13.4 million

●	Initiated second phase of Colombian Solar installation project expected to provide incremental savings upon completion

●	Announced a 12% increase in the quarterly dividend to $0.14 per share for the third quarter 2017

●	Revises full year 2017 outlook based on a portion of backlog shifting into 2018

BARRANQUILLA, Colombia – August 11, 2017 – Tecnoglass, Inc. (NASDAQ: TGLS) (“Tecnoglass” or the “Company”), a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries, today reported financial results for the second quarter ended June 30, 2017.

José Manuel Daes, Chief Executive Officer of Tecnoglass, commented, “Our ongoing efforts to expand our geographic footprint, broaden our customer relationships and introduce new cutting-edge products allowed us to expand backlog by 22% year-over-year to a record $487 million. This includes a combination of attractive project wins from GM&P, our penetration into residential end markets and our legacy operations. That said, while we continue to experience good visibility on our multi-year project pipeline, longer lead times in backlog due to delayed project starts in our legacy portfolio, have pushed the timing on a handful of sizeable deliveries into 2018. Additionally, construction activity has tempered in a couple of key markets, including Florida and Colombia, resulting in a more muted revenue growth outlook for full year 2017.”

José Manuel Daes continued, “As a result of this shift of activity into the next year, we are already taking steps to rationalize our cost structure which we had put in place in anticipation of a faster ramp of revenues for the year. We also continue to invest and expand our presence into many additional U.S markets, along with other growing geographies, including our recent entry into Europe. We remain confident in the market leading capabilities of our platform, which include a highly efficient, low-cost operation and an extensive portfolio of in-demand products, to fully capitalize on the abundant pent-up demand in our markets.”

Christian Daes, Chief Operating Officer of Tecnoglass, added, “We continue to make progress on a number of high-return initiatives to improve our cost profile and strengthen our vertically integrated operations. With our plant network largely built out to support anticipated growth, our efforts for the balance of 2017 are focused on productivity and innovation. This includes starting to realize cost savings from the first phase of our solar energy conversion efforts by year end 2017 and the installation of the second phase of the project. In regards to new products, our residential offerings are gaining market acceptance and accelerating our traction with new customers. Through our continued focus on operational excellence and sound investments, we remain committed to expanding our industry-leading margins, made possible by our strategic approach and product quality. Beyond these initiatives, we are sharply focused on generating additional value for our shareholders by initiating a company wide cost and expense cutting initiative, and by augmenting our dividend, which will increase by 12% beginning in the third quarter 2017.”

Second Quarter 2017 Results

Total revenues for the second quarter 2017 increased 1.5% to $81.0 million compared to $79.8 million in the prior year quarter. U.S revenues grew 26.3% to $60.3 million compared to $47.8 million in the prior year quarter, primarily due to the acquisition of GM&P which more than offset delayed starts on a handful of key projects in our backlog. Colombia´s revenue, a majority of which is represented by long-term contracts priced in Colombian Pesos (COP), was $15.1 million on a local currency basis compared to $28.3 million in the prior year quarter, the decrease was primarily due to delayed activity mainly related to macro factors in connection with the structural tax reform put into effect at the beginning of 2017 and a slowdown in commercial construction which is being partly offset by a pick up in residential activity. A favorable foreign currency impact for the quarter resulted in a slight benefit to reported Colombia revenues compared to the prior year quarter.

Gross profit was $22.5 million, representing a 27.8% gross margin, compared to $28.0 million, representing a 35.1% gross margin, in the prior year quarter. The primary difference in gross margin was due to a higher mix of engineering and installation revenues attributable to GM&P project activity, which carries a lower margin assoiated with engineering and installation services, along with a $0.9 million impact from higher depreciation and amortization resulting from the Company’s 2016 growth Capex program, and a higher fixed cost labor structure to support the anticipated revenue growth for 2017. Operating expenses were $17.1 million compared to $15.3 million in the prior year quarter. As a percent of total revenue, operating expenses were 21.2% compared to 19.1% in the prior year quarter, but essentially flat year over year excluding $1.6 million of non-recurring costs in the second quarter 2016. Operating income was $5.4 million compared to $12.7 million in the prior year quarter.

Net (loss) income was ($3.6) million, or ($0.11) per diluted share, compared to $14.7 million, or $0.44 per diluted share in the prior year quarter. Adjusted net (loss) income1, as reconciled in the table below, was $2.6 million, or $0.08 per diluted share, compared to $9.3 million, or $0.28 per diluted share, in the prior year quarter. Adjusted net (loss) income1, which excludes the impact of warrants, earn-out shares and non-recurring items, as of the second quarter 2017 also exludes non-cash foreign exchange gains and losses associated with movements in the Company’s monetary assets and liabilities, to better reflect core financial performance.

Adjusted EBITDA1, as reconciled in the table below, was $13.4 million, compared to $17.7 million in the prior year quarter.

Dividend

The Company declared a regular quarterly dividend of $0.125 per share for the second quarter 2017, which was paid on July 28, 2017, to shareholders of record at the close of business on June 30, 2017, in the form of cash or ordinary shares, based on the option of shareholders. Approximately 85% of dividends were paid in ordinary shares.

The Company has declared a regular quarterly dividend for the third quarter of 2017, which will be increased by 12% to $0.14 per share, or $0.56 per share on an annual basis, and payable to shareholders of record as of the close of business on September 29, 2017.

2

Full Year 2017 Outlook

For the full year 2017, the Company now expects revenues to be in the range of $320 million to $330 million, primarily attributable to longer lead times on a portion of projects in backlog shifting into 2018. Based on this anticipated sales outlook, the Company expects Adjusted EBITDA1 to be in the range of $57 million to $65 million.

Conference Call

Management will host a conference call on Friday, August 11, 2017 at 9:00 a.m. eastern time (8:00 a.m. Bogota, Colombia time) to review the Company’s results. The conference call will be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the call and view the slides, please visit the Investor Relations section of Tecnoglass’ website at www.tecnoglass.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. To participate by telephone, please dial:

●	(877) 705-6003 (Domestic)

●	(201) 493-6725 (International)

If you are unable to listen live, a replay of the conference call will be archived on the website. You may also access the conference call playback by dialing (844) 512-2921 (Domestic) or (412) 317-6671 (International) and entering pass code: 13665790 through November 11, 2017.

About Tecnoglass

Tecnoglass Inc. is a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries. Tecnoglass is the #1 architectural glass transformation company in Latin America and the second largest glass fabricator serving the United States. Headquartered in Barranquilla, Colombia, the Company operates out of a 2.7 million square foot vertically-integrated, state-of-the-art manufacturing complex that provides easy access to the Americas, the Caribbean, and the Pacific. Tecnoglass supplies more than 900 customers in North, Central and South America, with the United States accounting for approximately 62% of revenues in 2016. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including the El Dorado Airport (Bogota), Imbanaco Medical Center (Cali), Trump Plaza (Panama), Trump Tower (Miami), and The Woodlands (Houston). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Additionally, Tecnoglass’ financial information for 2017 remains subject to completion of the Company’s audit and other financial and accounting procedures as detailed in the Company’s reports with the Securities and Exchange Commission. These results may differ from the actual results that the Company reports following completion of such procedures. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

1 Adjusted net income and Adjusted EBITDA in both periods are reconciled in the table below

Investor Relations:

Santiago Giraldo

CFO

305-503-9062

investorrelations@tecnoglass.com

3

Tecnoglass Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	June 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$43,682	$26,918
Investments	1,879	1,537
Trade accounts receivable, net	106,313	92,297
Due from related parties	8,531	10,995
Inventories	61,128	55,092
Other current assets	15,405	23,897
Total current assets	$236,938	$210,736

Long term assets:
Property, plant and equipment, net	$165,123	$170,797
Deferred taxes	3,697	-
Intangible assets	12,548	4,555
Goodwill	19,899	1,330
Other long-term assets	7,528	7,312
Total long-term assets	208,795	183,994
Total assets	$445,733	$394,730

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long term debt	$5,466	$2,651
Trade accounts payable and accrued expenses	52,392	42,546

Due to related parties	1,435	3,668
Payable associated to GM&P acquisition	29,000	-
Dividends payable	1,526	3,486
Current portion of customer advances on uncompleted contracts	8,880	7,780
Other current liabilities	6,341	18,255
Total current liabilities	$105,040	$78,386

Long term liabilities:
Deferred income taxes	$3,347	$3,523
Customer advances on uncompleted contracts	3,359	2,310
Long term debt	221,456	196,946
Total Long-Term Liabilities	228,162	202,779
Total liabilities	$333,202	$281,165
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred shares, $0.0001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding at June 30, 2017 and December 31, 2016 respectively	$-	$-
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 33,829,825 and 33,172,144 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	3	3
Legal Reserves	1,367	1,367
Additional paid-in capital	120,500	114,847
Retained earnings	19,097	26,548
Accumulated other comprehensive (loss)	(29,649)	(29,200)
Shareholders’ equity attributable to controlling interest	111,318	113,565
Shareholders’ equity attributable to non-controlling interest	1,213	-
Total shareholders’ equity	112,531	113,565
Total liabilities and shareholders’ equity	$445,733	$394,730

4

Tecnoglass Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Other Comprehensive Income

(In thousands, except share and per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Operating revenues:
External customers	$79,885	$78,353	$144,328	$139,237
Related parties	1,091	1,460	2,465	4,431
Total operating revenues	80,976	79,813	146,793	143,668
Cost of sales	58,432	51,823	101,997	90,988
Gross Profit	22,544	27,990	44,796	52,680

Operating expenses:
Selling expense	(7,894)	(9,094)	(14,800)	(15,296)
General and administrative expense	(7,600)	(6,163)	(15,101)	(12,903)
Provision for bad debt and write offs	(1,634)	(5)	(2,617)	(5)
Total Operating Expenses	(17,128)	(15,262)	(32,518)	(28,204)

Operating income	5,416	12,728	12,278	24,476

Gain on change in fair value of earnout shares liabilities	-	3,330	-	7,034
Gain on change in fair value of warrant liability	-	6,687	-	12,598
Non-operating income	922	1,246	1,949	2,263
Foreign currency transactions losses	(8,713)	(1,009)	(6,288)	(2,266)
Loss on extinguishment of Debt	(2)	-	(3,161)	-
Interest expense and amortization of deferred cost of financing	(5,175)	(4,242)	(10,257)	(7,366)

(Loss) Income before taxes	(7,552)	18,740	(5,479)	36,739

Income tax benefit (provision)	4,052	(4,061)	3,010	(7,704)

Net (loss) income	(3,500)	14,679	(2,469)	29,035

Less: Net income attributable to non-controlling interest	(60)	-	(72)	-

Net (loss) income attributable to parent	$(3,560)	$14,679	$(2,541)	$29,035

Comprehensive income:
Net (loss) income attributable to parent	$(3,560)	$14,679	$(2,541)	$29,035

Foreign currency translation adjustments	(5,250)	3,489	(449)	5,231

Total comprehensive (loss) income	$(8,810)	$18,168	$(2,990)	$34,266

Basic income (loss) per share	$(0.11)	$0.51	$(0.08)	$1.01

Diluted income (loss) per share	$(0.11)	$0.44	$(0.08)	$0.87

Basic weighted average common shares outstanding	33,829,825	28,890,001	33,826,070	28,727,268

Diluted weighted average common shares outstanding	33,829,825	33,214,541	33,826,070	33,226,988

5

Tecnoglass Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	Six months ended June 30,
	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income attributable to parent	$(2,541)	$29,035
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for bad debts	2,617	5
Provision for obsolete inventory	58	-
Depreciation and amortization	10,366	7,068
Change in fair value of investments held for trading	(6)	(27)
Loss on disposition of assets	3	-
Change in value of derivative liability	(23)	(19)
Change in fair value of earnout share liability	-	(7,034)
Change in fair value of warrant liability	-	(12,598)
Deferred income taxes	(6,870)	42
Extinguishment of debt	2,585	-
Amortization of bond discount and issuance costs	545	-
Director stock compensation	142	166
Changes in operating assets and liabilities:
Trade accounts receivables	5,830	(13,455)
Inventories	(6,811)	(7,624)
Prepaid expenses	83	950
Other assets	1,984	(6,030)
Trade accounts payable and accrued expenses	15,399	16,795
Taxes payable	(15,104)	(5,423)
Labor liabilities	(130)	(4)
Related parties	1,777	(4,839)
Customer advances on uncompleted contracts	2,283	373
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	12,187	(2,619)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of investments	358	417
Proceeds from sale of property and equipment	-	-
Business acquisitions	(8,382)	-
Cash acquired from GM&P and Componenti	509	-
Purchase of investments	(727)	(22,765)
Acquisition of property and equipment	(4,295)	(5,113)
CASH USED IN INVESTING ACTIVITIES	(12,537)	(27,461)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	20,915	156,200
Cash Dividend	(1,219)	-
Proceeds from bond issuance	201,716	-
ESW distributions prior to acquisition	-	(1,201)
Repayments of debt	(203,754)	(110,131)
CASH PROVIDED BY FINANCING ACTIVITIES	17,658	44,868

Effect of exchange rate changes on cash and cash equivalents	(544)	(334)

NET (DECREASE) INCREASE IN CASH	16,764	14,454
CASH - Beginning of period	26,918	22,671
CASH - End of period	43,682	37,125

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	6,864	4,063
Income Tax	15,168	13,677

NON-CASH INVESTING AND FINANCING ACTIVITES:
Assets acquired under capital lease	-	11,438

6

Revenues by Region

(Amounts in thousands)

(unaudited)

	Three months ended June 30,
	2016	2017	% Change
Revenues by Region
United States	60,342	47,774	26.3%
Colombia	15,525	28,300	-45.1%
Other Countries	5,109	3,739	36.7%
Total Revenues by Region	80,976	79,813	1.5%

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures

(Amounts in thousands)

(unaudited)

The Company believes that Total Revenues with Foreign Currency Held Neutral non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.

	Three months ended June 30,
	2017	2016	% Change

Total Revenues with Foreign Currency Held Neutral	80,587	79,813	1.0%
Impact of changes in foreign currency	389	-	0.5%
Total Revenues, As Reported	80,976	79,813	1.5%

Currency impacts on total revenues for the current quarter have been derived by translating current quarter revenues at the prevailing average foreign currency rates during the prior year quarter, as applicable.

7

Reconciliation of Adjusted EBITDA and Adjusted net (loss) income to net (loss) income

(In thousands, except share and per share data)

(unaudited)

Adjusted EBITDA and adjusted net (loss) ncome are not measures of financial performance under generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA and adjusted net (loss) income, in addition to operating profit, net (loss) income and other GAAP measures, is useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance. Investors should recognize that Adjusted EBITDA and adjusted Net (loss) income might not be comparable to similarly-titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

Reconciliations of the non-GAAP measures used in this press release are included in the tables attached to this press release, to the extent available without unreasonable effort. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures.

A reconciliation of Adjusted EBITDA and adjusted net (loss) income to the most directly comparable GAAP measure in accordance with SEC Regulation G follows, with amounts in thousands:

	Three months ended
	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017

Net (loss) income	14,679	(8,783)	2,928	1,019	(3,560)
Interest expense and amortization of deferred cost of financing	4,242	4,771	4,677	5,082	5,175
Income tax benefit (provision)	4,061	5,789	2,579	1,042	(4,052)
Depreciation & amortization	3,737	4,086	4,368	4,905	5,461
Foreign currency transactions losses (gains)	1,009	(2,434)	1,555	(2,425)	8,713
One-timers (extinguishment of debt, bond issuance costs and other non-recurring)	-	-	4,509	4,105	1,623
Gain on change in fair value of earnout shares liabilities	(3,330)	2,630	(270)	-	-
Gain on change in fair value of warrant liability	(6,687)	12,885	(1,063)	-	-
Adjusted EBITDA	17,711	18,944	19,283	13,728	13,360

8

	Three months ended
	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017

Net (loss) income	14,679	(8,783)	2,928	1,019	(3,560)
Foreign currency transactions losses (gains)	1,009	(2,434)	1,555	(2,425)	8,713
Gain on change in fair value of earnout shares liabilities	(3,330)	2,630	(270)	-	-
Gain on change in fair value of warrant liability	(6,687)	12,885	(1,063)	-	-
One-timers (extinguishment of debt, bond issuance costs and other non-recurring)	-	-	4,509	4,105	1,623
Tax impact of adjustments at statutory rate	3,603	(5,232)	(1,892)	(672)	(4,134)
Adjusted net (loss) income	9,275	(934)	5,766	2,027	2,642

Basic income (loss) per share	0.51	(0.29)	0.10	0.03	(0.11)
Diluted income (loss) per share	0.44	(0.29)	0.10	0.03	(0.11)

Diluted adjusted net (loss) income attributable to parent per share	0.28	(0.03)	0.19	0.06	0.08

Basic weighted average common shares outstanding	28,890	29,968	29,879	33,822	33,830
Diluted weighted average common shares outstanding	33,215	29,968	30,702	34,338	33,830

9